EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
THE GABELLI CONVERTIBLE SECURITIES FUND, INC.
EXHIBIT TO ITEM 77C

The Annual Meeting of Shareholders of The Gabelli
Convertible Securities Fund, Inc. (the "Fund") was held on May
14, 2001. The following proposals were submitted for a vote of the shareholders:

1.	(A) TO ELECT TWO DIRECTORS OF THE FUND BY THE COMMON
SHARES AND PREFERRED SHARES VOTING AS A SINGLE CLASS

	With respect to the proposal relating to the election of two directors of the Fund by the common shares and preferred shares voting together as a single class, the following votes and percentages were recorded:

                                                   PERCENT REPRESENTED
                                                        AT THE MEETING
                             FOR          WITHHOLDING        VOTING IN
                                            AUTHORITY            FAVOR
Mario J. Gabelli       6,717,920.73        49,803.51            99.26%
Karl Otto Pohl          l6,695,447.67        72,086.57          98.93%

 (B) TO ELECT ONE DIRECTOR OF THE FUND BY THE PREFERRED
SHARES VOTING AS A SEPARATE CLASS

	With respect to the proposal relating to the election of one director of the Fund by the preferred shares voting as a single class, the following vote and percentage was recorded:

                                                   PERCENT REPRESENTED
                                                        AT THE MEETING
                             FOR          WITHHOLDING        VOTING IN
                                            AUTHORITY            FAVOR

Felix J. Christiana      1,153,515           8,289              99.29%

The remaining Directors in office are: E. Val Cerutti,
Anthony Colavita, Dugald Fletcher, Anthony Pustorino, Anthonie van Ekris and Salvatore Zizza.